Exhibit 99.1

Tel: 310-557-0300 Fax: 310-557-1777 www.bdo.com	1888 Century Park East, 4th Floor Los Angeles, CA 90067

May 9, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of Skechers U.S.A., Inc. (the “Registrant”). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Quarterly Report on Form 10-Q for the period ended March 31, 2013 because our Firm has not yet completed its review of the financial statements of the Registrant for the period ended March 31, 2013.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 and agree with the statements made therein.

Very truly yours,

/s/ BDO USA, LLP